Exhibit 5

[Letterhead of Steven J. Helmers]

November 16, 2010

Black Hills Corporation

625 Ninth Street

Rapid City, South Dakota 57701

Re: Black Hills Corporation

Registration Statement on Form S-3

File No. 333-150669 (the “Registration Statement”)

Gentlemen:

I am General Counsel of Black Hills Corporation, a South Dakota corporation (the “Company”), and I have acted as counsel for the Company in connection with the Registration Statement and with respect to the issuance by the Company of up to four million six hundred thousand (4,600,000) shares of the Company’s Common Stock, $1.00 par value per share (the “Common Stock”), pursuant to that certain Prospectus Supplement dated November 10, 2010 (the “Prospectus Supplement”) and the accompanying Prospectus dated October 22, 2009. For the purpose of rendering this opinion letter, I, or persons responsible to me, have examined the proceedings taken by the Company with respect to the transactions contemplated by the Underwriting Agreement dated November 10, 2010 (the “Agreement”), among the Company and J.P. Morgan Securities LLC, BMO Capital Markets Corp., RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named in Schedule A to the Underwriting Agreement (collectively, the “Underwriters”), and in the case of J.P. Morgan Securities LLC, acting as agent for an affiliate (the “Forward Seller”) and as agent for JPMorgan Chase Bank, National Association (the “Forward Purchaser”), in connection with the sale by the Forward Seller and purchase by the Underwriters of 4,000,000 shares of Common Stock (the “Borrowed Underwritten Shares”) and the grant by the Forward Seller or the Company, as applicable, of the option to purchase up to an additional 600,000 shares of Common Stock.  In connection therewith, the Company and the Forward Purchaser have entered into the confirmation dated November 10, 2010, as amended by that certain amendment dated November 15, 2010 (as amended, the “Forward Agreement”), relating to the forward sale of a number of shares of Common Stock equal to the Borrowed Underwritten Shares.

In reaching the conclusions expressed in this opinion, I, or persons responsible to me, have examined (i) the Company’s restated articles of incorporation and amended and restated bylaws dated January 28, 2010, (ii) the Registration Statement, and (iii) the Prospectus Supplement. In addition, I have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as I, or persons responsible to me, have deemed necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to me, or persons responsible to me, as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made.

Based on the foregoing, I am of the opinion that the maximum number of shares of Common Stock which may be delivered to the Forward Purchaser pursuant to the Forward Agreement have been duly authorized and reserved for issuance by the Company, and when issued and delivered by the Company to the Forward Purchaser pursuant to the Forward Agreement against payment therefor if required therein, will be validly issued, fully paid and non-assessable.

I am a member of the bar of the State of South Dakota. My opinion expressed above is limited to the laws of the State of South Dakota, and I do not express any opinion herein concerning the laws of any other jurisdiction.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus Supplement constituting a part of the Registration Statement under the caption “Legal Opinions.” In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion speaks as of its date, and I undertake no, and hereby expressly disclaim any, duty to advise you as to changes of fact or law coming to my attention after the date hereof.

Sincerely,

/s/ Steven J. Helmers

Steven J. Helmers, General Counsel
of Black Hills Corporation